TERM SHEET

BETWEEN VERDE RESOURCES INC. AND C-TWELVE PTY LTD

This Term Sheet is entered into on this 18th day of October, 2024, by and between:

1. Verde Resources Inc.
A corporation duly incorporated under the laws of Nevada, USA, with its principal office located at 8112 Maryland Ave., Suite 400, St. Louis, Missouri 63105 ("Verde").

2. C-Twelve Pty Ltd.
A corporation duly incorporated under the laws of Western Australia, with its principal office located at 62-64 Wittenberg Drive, Canning Vale, WA 6155, Australia. ("C-Twelve").

Verde and C-Twelve are individually referred to as a "Party" and collectively as the "Parties."

The Parties agree as follows:

1. Exclusive License Grant

1.1. **Exclusive License:** C-Twelve grants Verde an exclusive license to utilize its proprietary binder and biochar asphalt mixed designs (the "Licensed Technology") for the production and commercialization of asphalt surfacing-related products (the "End Products") within the United States of America (the "Territory").

1.2. **First Right of Refusal:** C-Twelve grants Verde the first right of refusal to extend the exclusive licensing of the Licensed Technology to other countries and territories subject to terms and conditions to be mutually agreed upon.

2. Minimum Production Requirement

2.1. **Minimum Annual Production:** Verde shall commit to producing a minimum quantity of End Products each year, as defined in the definitive agreement (the "Minimum Production Amount"). The specific Minimum Production Amount will be stipulated in an appendix or exhibit to the final licensing agreement.

2.2. **Royalties:** Verde shall pay C-Twelve royalties based on the Minimum Production Amount, at a rate mutually agreed upon by the Parties and specified in the definitive agreement. Should Verde fail to meet the Minimum Production Amount in any given year, it shall remain obligated to pay royalties based on the agreed-upon minimum production levels. In the event that production exceeds the Minimum Production Amount, additional royalties shall be payable for the excess production, calculated at the same royalty rate or as otherwise mutually agreed in the definitive agreement.

Both parties will mutually agree on a Carbon Credit percentage allowance for C-Twelve.

3. U.S. Patents and Branding

3.1. **Patents:** C-Twelve grants Verde the right to file, prosecute, and maintain United States patent applications incorporating C-Twelve's Intellectual Property (IP), subject to C-Twelve's final review and approval before submission. All such patents will be filed and maintained under the Verde brand name.

3.2. **Branding:** Verde reserves the right to market and sell End Products under its own brand names, with C-Twelve being referenced, as well as C-Twelve having the right to market Verde's activities under this agreement.

4. Cross-Section Collaboration and Technology Testing

C-Twelve agrees to collaborate with Verde on two joint installations of its proprietary technology. The first will take place at Verde's designated section of the National Center for Asphalt Technology (NCAT) Test Track in Opelika, Alabama, with a target completion between December 16–20, 2024. The second will be at a showcase site in Missouri, scheduled for completion by December 23, 2024.

5. Term and Termination

This Term Sheet shall commence on the effective date and shall remain in effect until February 28, 2025, unless terminated earlier in accordance with the provisions herein, including the execution of a definitive agreement by both Parties. This Term Sheet may be extended or renewed upon the mutual written agreement of the Parties.

6. Fees and Obligations

Upon the execution of the definitive agreement, Verde shall pay a sign-on fee of USD $300,000 and issue 1,500,000 new VRDR shares. Additionally, subject to the availability of funds to Verde, expected in the third quarter of 2025, Verde agrees to facilitate a loan to C-Twelve in an amount no less than USD $2,000,000. This loan will support C-Twelve in establishing operations in the United States, with the primary objective of advancing Verde's strategic initiatives.

7. Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of the State of Western Australia until the establishment and incorporation of C-Twelve in the United States. Thereafter, this Agreement, or any subsequent definitive agreement, shall be governed by and construed in accordance with the laws of the State of Missouri.

Any disputes arising out of or in connection with this Agreement or any subsequent definitive agreement shall first be resolved through amicable negotiation. Failing such resolution, the parties agree to submit the dispute to binding arbitration, conducted in accordance with mutually agreed procedures.

8. Confidentiality

Both Parties agree to maintain the confidentiality of all proprietary information disclosed during the term of this Agreement, including but not limited to the Licensed Technology, business plans, and financial data.

9. Miscellaneous

9.1. This Term Sheet serves as a summary of the key terms for the definitive agreement and shall constitute a binding agreement between the Parties until the formal definitive agreement is executed.

9.2. The parties agree to finalize and execute the definitive agreement, in accordance with the terms and conditions outlined in this term sheet, on or before February 28, 2025.

IN WITNESS WHEREOF, the Parties have executed this Term Sheet as of the date first written above.

For Verde Resources Inc.

Name: Jack Wong

Title: CEO

Date: Oct 18th 2024

For C-Twelve Pty Ltd.

Name: Jason Lee

Title: CEO

Date: 18th October 2024